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                                                                      EXHIBIT 11

                               ALLEN TELECOM INC.
              STATEMENT RE COMPUTATION OF EARNINGS PER COMMON SHARE


Net income (loss) and common shares used in the calculation of earnings per common share for the five years ended December 31, 1998 were computed as follows (amounts in thousands).


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                                                                        For the Years Ended December 31,
                                                          ------------------------------------------------------------------
                                                           1994          1995         1996        1997          1998
                                                           ----          ----         ----        ----          ----
EARNINGS:
   Net income (loss) applicable to common
         stock - Basic                                    $29,194       $32,639      $13,066     $23,349      ($10,222)

   Add:  Convertible debenture interest                       296             -            -           -             -
                                                          -------       -------      -------     -------      --------

   Net income (Loss) - Diluted                            $29,490       $32,639      $13,066     $23,349      ($10,222)
                                                          =======       =======      =======     =======       =======


COMMON SHARES:
   Weighted average common
         Shares outstanding - Basic                        25,574        26,166       26,470      26,920        27,220

   Additional common shares issuable for:
         Assumed exercise of stock options                    496           754          590         420           150
         Convertible securities                               356           125            -           -             -
                                                          -------       -------      -------     -------      --------

   Common shares - Diluted                                 26,426        27,045       27,060      27,340        27,370
                                                          =======       =======      =======     =======      ========
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